Exhibit 10.2.8

VERIGY LTD. 2006 EQUITY INCENTIVE PLAN

NOTICE OF SHARE UNIT AWARD

(For Awardees located in France)

You have been granted units representing Ordinary Shares of Verigy Ltd. (the “Company”).  Your grant, including the number of shares subject to the award, is summarized on the Award Summary page of your Smith Barney account.

Your award vests in accordance with the following schedule: The first 50% of your units vest two years from the date of grant; thereafter, an additional 6.25% of your units vest at the end of each 3 months, provided, in each case, that you continue to be an Awardee Eligible to Vest as of such date.  Shares issued upon vesting are subject to resale restrictions as set forth in the accompanying Share Unit Agreement (of which this Notice is a part).

Except as otherwise provided in the event of death or disability, your units, to the extent vested, shall become payable four years and one day following the date of grant.

You and the Company agree that these units are granted under and governed by the terms and conditions of the Verigy Ltd. 2006 Equity Incentive Plan (the “U.S. Plan”), and the Verigy Ltd. 2006 Equity Incentive Plan for Awards Granted to Employees in France (the “French Share Units Plan”) (together, the “Plan”), the Share Unit Agreement (of which this notice is a part), and the Award Summary.

These units are intended to be a grant of a French qualified RSU which qualifies for favorable tax and social security contributions treatment in France under Section L. 225-197-1 to L. 225-197-5 of the French Commercial Code, as amended.

You further agree that the Company shall cause the shares issued upon payment of your units to be deposited in your Smith Barney account and, further, that the Company may deliver electronically all documents relating to the Plan or this award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements).  You also agree that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company.  If the Company posts these documents on a web site, it will notify you regarding such posting.

By clicking on the “accept” button on the screen titled “Step 3: Confirm the Review/Acceptance of your Award,” you agree to be bound by the Share Unit Agreement, this Notice and the Plan.		VERIGY LTD.

By:
Keith L. Barnes
President and Chief Executive Officer

VERIGY LTD. 2006 EQUITY INCENTIVE PLAN
SHARE UNIT AGREEMENT

For Awardees located in France

Payment for Units	No payment is required for the units that you are receiving.
Vesting	The units vest in installments, as shown in the Notice of Share Unit Award, as long as you remain an Awardee Eligible to Vest (as defined in the Plan).
Unless otherwise provided in a written agreement between you and the Company and except as otherwise provided in the Plan, no additional units vest after your Service has terminated for any reason.

Notwithstanding any provision in the U.S. Plan to the contrary, in the event of your death while employed by the Company or its French Subsidiary, on the date of death, your units shall become fully vested. Your heirs may request issuance of the underlying shares within six months of your death.

If your Service is terminated because of retirement or total and permanent disability, which is defined as disability under categories 2 or 3 under Section L. 341-4 of the French Social Security Code, your units are subject to certain vesting acceleration provisions as provided in the U.S. Plan

Forfeiture

If your Service terminates for any reason, then your units will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of the termination. This means that the units will immediately be cancelled. You receive no payment for units that are forfeited.

The Company determines when your Service terminates for this purpose.
Leaves of Absence and Part-Time Work

For purposes of this award, your Service does not terminate when you go on a military leave, a sick leave or another Company approved leave of absence, and if continued crediting of Service is required by applicable law, the Company’s leave of absence policy or the terms of your leave. But your Service terminates when the approved leave ends, unless you immediately return to active work.

Your status as an Awardee Eligible to Vest will cease upon termination of employment with the Company or a Subsidiary or Affiliate except as provided in Article 8 of the Plan.

If you commence working on a part-time basis, then the vesting schedule specified in the Notice of Share Unit Award may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Nature of Units

Your units are mere bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue Ordinary Shares on a future date. As a holder of units, you have no rights other than the rights of a general creditor of the Company.

No Voting Rights or Dividends

Your units carry neither voting rights nor rights to cash dividends. You have no rights as a shareholder of the Company unless and until your units are settled by issuing Ordinary Shares of the Company’s stock.

Units Nontransferable	You may not sell, transfer, assign, pledge or otherwise dispose of any units. For instance, you may not use your units as security for a loan.
Settlement of Units	Each of your units will be settled when it vests, unless you and the Company have agreed to a later settlement date.

At the time of settlement, you will receive one share of the Company’s Ordinary Shares for each vested unit. You agree that the Company shall cause the shares to be deposited in your Smith Barney Account.

Withholding Taxes

Regardless of any action the Company or your actual employer takes with respect to any or all income tax (including federal, state and local taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax Related Items”), you acknowledge that the ultimate liability for all Tax Related Items legally due by you is and remains your responsibility and that the Company and/or your actual employer (i) make no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the units, including the grant of the units, the vesting of units, the conversion of the units into shares or the receipt of an equivalent cash payment, the subsequent sale of any shares acquired at vesting and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the units to reduce or eliminate your liability for Tax Related Items.

Prior to the issuance of shares upon vesting of the units or the receipt of an equivalent cash payment, you shall pay, or make adequate arrangements satisfactory to the Company or to your actual employer (in their sole discretion) to satisfy all withholding and payment on account obligations of the Company and/or your actual employer. In this regard, you authorize the Company or your actual employer to withhold all applicable Tax Related Items legally payable by you from your wages or other cash compensation payable to you by the Company or your actual employer or from any equivalent cash payment received upon vesting of the units. Alternatively, or in addition, if permissible under local law, the Company or your actual employer may, in their sole discretion, (i) sell or arrange for the sale of shares to be issued on the vesting of the units to satisfy the withholding or payment on account obligation, and/or (ii) withhold in shares, provided that the Company and your actual employer shall withhold only the amount of shares necessary to satisfy the minimum withholding amount. You acknowledge and agree that should the amount of withholding for Tax-Related Items be in excess of the actual tax due, the Company and/or the Employer will refund the excess amount to you as soon as administratively practicable and without any interest. You shall pay to the Company or to your actual employer any amount of Tax Related Items that the Company or your actual employer may be required to withhold as a result of your receipt of units, the vesting of units, the receipt of an equivalent cash payment, or the conversion of vested units to shares that cannot be satisfied by the means previously described. The Company may refuse to deliver shares to you if you fail to comply with your obligation in connection with the Tax Related Items as described herein.

Restrictions on Resale

You may not sell or transfer the shares issued pursuant to the share units prior to the second anniversary of each vesting date or such other period as is required to comply with the minimum mandatory holding period applicable to shares underlying French-qualified awards under Section L. 225-197-1 of the French Commercial Code, as amended. Notwithstanding the above, your heirs, in case of your death, or you in case of your Disability (as defined under the French Share Unit Plan), are not subject to this restriction on the sale of shares.

In addition, the underlying shares cannot be sold during certain “Closed Periods” as provided for by Section L. 225-197-1 of the French Commercial Code, as amended, so long as those Closed Periods are applicable to shares underlying French-qualified awards, as interpreted by the French administrative guideline, to the extent applicable.

You agree not to sell any shares at a time when applicable laws or Company policies prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

No Retention Rights

Your award or this Agreement does not give you the right to be retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.

Adjustments

In the event of a stock split, a stock dividend or a similar change in Company stock, the number of your units will be adjusted accordingly, as the Company may determine pursuant to the Plan. Any adjustment may cause the share units to be disqualified and no longer benefit from the favorable tax and social security treatment in France.

Nature of the Grant

In accepting the award, you acknowledge that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan;

(b) the award of units is voluntary and occasional and does not create any contractual or other right to receive future awards of units, or benefits in lieu of units even if units have been awarded repeatedly in the past;

(c) all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d) your participation in the Plan is voluntary;

(e) the units are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or to your actual employer, and units are outside the scope of your employment contract, if any;

(f) the units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(g) neither the units nor any provision of this Agreement, the Plan or the policies adopted pursuant to the Plan confer upon you any right with respect to employment or continuation of current employment, and in the event that you are not an employee of the Company or any subsidiary of the Company, the units shall not be interpreted to form an employment contract or relationship with the Company or any subsidiary of the Company;

(h) the future value of the underlying shares is unknown and cannot be predicted with certainty;

(i) if you receive shares, the value of such shares acquired on vesting of units may increase or decrease in value;

(j) no claim or entitlement to compensation or damages arises from termination of units, and no claim or entitlement to compensation or damages shall arise from any diminution in value of the units or shares received upon vesting of units resulting from termination of your Service by the Company or your actual employer (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release the Company and your actual employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this agreement, you shall be deemed irrevocably to have waived your entitlement to pursue such claim; and (k)in the event of involuntary termination of your Service (whether or not in breach of local labor laws), your right to receive units and vest under the Plan, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of Service (whether or not in breach of local labor laws), your right to receive shares pursuant to the units after termination of Service, if any, will be measured by the date of termination of your active Service and will not be extended by any notice period mandated under local law.

Data Privacy Notice and Consent

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement by and among, as applicable, your employer, the Company, its subsidiaries and its affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and your employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all units or any other entitlement to shares awarded, canceled, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom the shares received upon vesting of the units may be deposited. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, upon request, view Data, request additional information about the storage and processing of Data, correct Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand that refusal or withdrawal of consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, You understand that You may contact your local human resources representative

Language

If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

Applicable Law	This Agreement shall be governed by, and construed in accordance with, the laws of the Republic of Singapore (except its choice-of-law provisions).
The Plan and Other Agreements	The text of the Plan is incorporated in this Agreement by reference.

This Agreement, together with the Award Summary and the Plan, constitute the entire understanding between you and the Company regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement between the parties.

If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Agreement to be construed so as to foster the intent of this Agreement and the Plan.

By clicking on the “accept” button on the screen titled “Step 3: Confirm the Review/Acceptance of your Award,” you agree to be bound by this Share Unit Agreement, the Notice and the Plan.